                                                                    Exhibit 10.3

                             MANUFACTURING AGREEMENT

This Manufacturing Agreement (this "Agreement") is made as of
_____________________________ , 1999, by and between Tiro Industries Inc., a
Minnesota corporation ("Manufacturer") and The Lamaur Corporation, a Delaware corporation ("Purchaser").

                                    Recitals:

         A. Purchaser is a marketer, seller and distributor of various hair care, skin care and associated health and beauty products.

         B. Manufacturer is a manufacturer of custom hair care, skin care, cosmetic and chemical specialty products.

         C. Purchaser and Manufacturer have agreed that, pursuant to the terms and conditions of this Agreement, Manufacturer shall manufacture for and sell to Purchaser, and Purchaser shall purchase from Manufacturer, certain Lamaur products as described herein.

THEREFORE, THE PARTIES TO THIS AGREEMENT AGREE AS FOLLOWS:

1.       TERM; EXCLUSIVE MANUFACTURER

         1.1 Manufacturer hereby agrees that during the three (3) year term of this Agreement (the "Agreement Term") commencing on the date hereof and terminating on ___________ 2002, Manufacturer shall be the exclusive manufacturer of all of Purchaser's aerosol and non-aerosol hair care and skin care products (the "Products"), except those new products which Manufacturer, at its option, shall elect not to manufacture. The term "Products" shall also include New Products as that term is defined below.

         1.2 Purchaser's obligation to maintain Seller as its exclusive supplier of the Products shall be subject to Manufacturer's performance of the provisions of this Agreement relating to manufacturing schedules, quality standards and specifications and such other specifications mutually agreed in writing by Purchaser and Manufacturer. In the event of material and continuing non-performance by Manufacturer under this Agreement after written notice and a reasonable opportunity to cure, and to the extent Purchaser has complied with all of the provisions of this Agreement, Purchaser shall have the option to seek alternative sources for the Products.

         1.3 Purchaser's obligation to maintain Manufacturer as Purchaser's exclusive supplier shall be limited to supplying those products owned by Purchaser on the date hereof, or developed by or with the assistance of Manufacturer during the term of this Agreement ("New Products"). Purchaser hereby grants Manufacturer a first right to bid on the manufacture of any New Products.

2.       PRICING.

         2.1 The per case prices charged by Manufacturer for the Products to be delivered hereunder from time to time shall be determined in accordance with Exhibit A attached hereto or in any amendments or addenda thereto duly signed on behalf of Manufacturer and Purchaser.

         2.2 Notwithstanding anything contained in this Agreement to the contrary:

                  a. Pricing described in Exhibit A shall be available under this Agreement only with respect to brands owned now or in the future by Purchaser or developed by Manufacturer for Purchaser; in the event this Agreement is assigned as permitted in Section 13, such assignee or successor shall only be entitled to discounts with respect to Lamaur Products manufactured by Manufacturer; and

                  b. Except as specifically provided otherwise in this Agreement, Manufacturer's price as determined by this
                           Section 2 shall consist of (i) a fill-and-pack fee;
                           (ii) direct labor; (iii) chemicals; and (iv) sub-contractor charges; and shall be exclusive of all packaging materials required for the Products and all shipping.

3.       ORDER AND MANUFACTURING SCHEDULING

         3.1 Manufacturer will manufacture Products for Purchaser based upon firm, non-cancelable manufacturing orders which are placed ninety (90) days in advance of delivery and further based upon a non-binding six month rolling forecast.

         3.2 Purchaser shall be responsible, at its expense, for providing all packaging necessary for the manufacture of Products in a timely manner giving due regard to the production schedules for the manufacturing orders described in Section 3.1 above. For purposes of this Section, the term "packaging" means all bottles, tubes, caps, labeling, shrink-wrap, point of purchase advertising inserts or attachments, cases and/or boxes. All packaging provided by Purchaser shall be stored in the Storage Space (as hereinafter defined) until used by Manufacturer to package Products for Purchaser.

         3.3 In addition to payment for Products as described in Section 2 above, Purchaser shall be required to pay for any excess custom chemicals or other expenditures made by Manufacturer on behalf of Purchaser ("Custom Items") which are based upon Purchaser's forecasts and which become obsolete or remain unused for six (6) months at any time during the term of the Agreement or upon termination of the Agreement. Manufacturer will charge Purchaser 120% of Manufacturer's cost, inclusive of freight, for such obsolete or unused Custom Items plus any direct costs of disposal. Manufacturer shall notify Purchaser of its intent to purchase Custom Items before the purchase by Manufacturer and will provide Purchaser with a monthly inventory report for purposes of projecting any potential obligation with-respect-to Custom Items.

         3.4 Not later than the tenth (10th) day of each month, Purchaser shall provide Manufacturer the following specific information:

                  3.4.1    Previous month usage;
                  3.4.2    Growth projections in excess of regular stock;
                  3.4.3    Promotional merchandise in excess of regular stock;
                  3.4.4    New product launch projections.

                  Manufacturer will review Purchaser's six-month rolling forecast twice each month to assist Purchaser in refining its forecast using Manufacturer's accumulated sales history. Manufacturer will also help Purchaser draw up appropriate, firm manufacturing orders for the next ninety (90) day advance cycle.

4.       QUALITY CONTROL

         4.1 Manufacturer shall quarantine and perform quality control testing on all chemicals purchased by Manufacturer for use in the production of Products prior to such use in accordance with Manufacturer's standard operating procedures.

         4.2 Manufacturer certifies that the chemical components to be purchased by Manufacturer will meet Manufacturer's specifications or such alternate specifications, as Manufacturer and Purchaser may agree, for such chemical components prior to production by Manufacturer.

         4.3 Manufacturer shall perform chemical and microbiological specification compliance testing on each batch of Product for no additional charge.

         4.4 Upon request of Purchaser, Manufacturer shall investigate any concerns about product quality or stability and shall provide Purchaser with reports of such testing.

5.       MANUFACTURING

         5.1 Each Product shall be manufactured in accordance with specifications mutually agreed upon in writing by Manufacturer and Purchaser.

         5.2 Manufacturer certifies that each batch of every Product shall be tested to assure compliance with all specifications therefor before delivery or shipment in accordance with this Agreement.

         5.3 Except as expressly set forth in this Section 5, Manufacturer makes no warranty of any kind, express or implied, as to merchantability, safety, fitness for a particular purpose or performance effectiveness. Without limiting the foregoing, Purchaser acknowledges that Manufacturer is producing Products for Purchaser according to formulae owned or used by Purchaser and provided to Manufacturer. Purchaser shall conduct all evaluations to satisfy itself that the Products are fit for the use to which Purchaser intends to put the same and Purchaser assumes the responsibility for undertaking all testing necessary to determine merchantability, fitness and effectiveness for each contemplate use.

         5.4 All Products shall be marked with Manufacturer's standard batch codes to allow identification of manufacturing date on which such Products were produced. Manufacturer shall maintain records of all such batch codes and make such records available to Purchaser upon request. Any additional special coding requested by Purchaser shall be charged to Purchaser at cost; provided, however, that Manufacturer shall assume all responsibility for record keeping, investigating or otherwise tracking such special coding.

         5.5 In the event any Products manufactured by Manufacturer and shipped by Manufacturer do not conform to the specifications described in Section 5.1, Purchaser shall have the right to return such Products to Manufacturer at Manufacturer's expense and such Products shall be considered substandard product for the purposes of Section 5.6. below.

         5.6 Purchaser shall have the right to reject all substandard Products which are not in material compliance with the specifications at time of shipment and the limited warranty with respect thereto described in this Section 5, and shall have no obligation to pay for such substandard Products. Manufacturer shall promptly destroy such rejected Products in a manner acceptable to Purchaser. At Purchaser's request, Manufacturer shall replace such rejected substandard Products with Products meeting the specifications therefor. Manufacturer shall have no responsibility for substandard Products which are substandard due to prolonged or improper storage (including storage in Purchaser's Storage Space as provided in Section 6.2 hereof) or transport by purchaser or its customers, or which have been altered or contaminated in any way after shipment from Manufacturer.

6.       DELIVERY

         6.1 All shipments to Purchaser made hereunder shall be F.O.B. Manufacturer's docks at 5601 East River Road, Fridley, Minnesota (the "Facility") and all risk of loss to all merchandise transported or purchased pursuant to this Agreement shall pass to Purchaser at the time of delivery.

         6.2 At Purchaser's election, delivery of finished Product shall be made either (i) to that portion or portions of the Facility as may be designated by Manufacturer from time to time in its sole discretion (the "Storage Space"), or (ii) at Purchaser's expense, by common carrier to such other locations designated in writing by Purchaser. Manufacturer shall not be obligated to provide more than 50,000 square feet of Storage Space at any time, and in the event that less than 50,000 square feet of Storage Space are needed to store Product, Manufacturer shall be obligated to furnish only such Storage Space as may be required from time to time. Delivery dates stated or requested, if any, are estimates and are not a guarantee of delivery on a particular day. Any merchandise back-ordered by Manufacturer will be shipped as soon as possible. Manufacturer shall not be liable for failure or delay in delivering merchandise ordered by Purchaser if such failure is due to Purchaser's breach of its obligations hereunder, an Act of God or the public enemy, labor difficulties, inability to obtain chemicals or other materials, machinery or equipment breakdown, or any other cause beyond Manufacturer's reasonable control.

         6.3 The Storage Space is provided by the Manufacturer as an accommodation to Purchaser during the term of this Agreement, and the Storage Space shall be utilized exclusively for (i) Products manufactured by Manufacturer for Purchaser, and (ii) packaging materials and chemicals, if any, owned by Purchaser. Manufacturer's obligations with respect to the Storage Space shall terminate in the event of any breach under this Agreement that is not cured in a timely manner after notice from Manufacturer. Purchaser shall have the right to enter the Storage Space at reasonable times during normal business hours to inspect items stored in the Storage Space. Access to the Storage Space must be pre-approved and supervised by appropriate Manufacturer personnel. Purchaser must observe all security, confidentiality, and safety policies of Manufacturer while in the Storage Space.

         6.4 Purchaser agrees that it shall make no claim for damage to merchandise in transit or shortages occurring during transit from Manufacturer's warehouse for Products unless Purchaser notifies Manufacturer thereof within two (2) days after delivery. Nothing herein shall be construed to require Manufacturer to replace damaged goods or to make up shortages when such damage or shortage would not otherwise be its responsibility.

         6.5 Unless expressly stated on the face of firm, non-cancelable purchase orders to the contrary, delivery of Manufacturer produced Products to the Storage Space of not less than 90% of any firm, non-cancelable order will be considered complete fulfillment of the order. In case of an over-run, Manufacturer may deliver and Purchaser will accept any such excess of up to 5% of the order and Purchaser agrees to pay for such permitted excess.

         6.6 In the event pallets or containers owned by Manufacturer are shipped with the goods, Manufacturer may make a reasonable deposit charge therefor, not to exceed $6.00 per pallet or 1.2 times Manufacturer's cost of containers, to be credited upon return in the same condition as they were shipped, ordinary wear and tear excepted. Manufacturer will comply, to the extent practicable, with any specific shipping instructions given to it by Purchaser.

         6.7 In the event of shortages, damaged, substandard or recalled Products for which Manufacturer shall otherwise be responsible, Manufacturer's liability shall not exceed the purchase price of such Products plus freight costs for return of such Products, provided Manufacturer has authorized such returns in writing and in advance or, at the election of Manufacturer, the repair and replacement of such shortages, damaged, undelivered, substandard or recalled Products. In no event shall Manufacturer be responsible for incidental, consequential, or special damages as a result of substandard Products, defects, damages, shortages, or recalls.

         6.8 Upon the expiration or earlier termination of this Agreement, for whatever reason, Purchaser shall promptly, but in no event more than ten (10) days from the date of such termination or expiration, remove at its sole expense all packaging and Products which remain in the Storage Space and which are owned by Purchaser. In the event that Purchaser fails to fulfill its obligations of removal hereunder, Manufacturer may remove, or cause to be removed, such packaging and Products and bill Purchaser at 120% of the actual cost of such removal.

         6.9 On a monthly basis, Manufacturer shall supply to Purchaser a perpetual inventory report of Purchaser's inventory under Manufacturer's control. On a semi-annual basis. Manufacturer will assist Purchaser in taking their own physical inventory of Purchaser's inventory under Manufacturer's control. Manufacturer shall be responsible for any shortages of packaging materials of Purchaser to any extent greater than three percent (3%) of the value of Purchaser's packaging materials inventory under Manufacturer's control and greater than one-half of one percent (0.5%) of Purchaser's finished goods inventory under Manufacturer's control.

7.       PAYMENT AND CREDIT

         7.1 Effective with initial, non-cancelable purchase orders, Manufacturer will manufacture, transfer, assign and sell to Purchaser and will invoice Purchaser for all Manufacturer produced Products at time of manufacture. Manufacturer will invoice Purchaser (i) for labor, chemicals and sub-contract costs on Net/Ten (10) day terms; and (ii) for the fill-and-pack fee on Net/30 day terms; for all Manufacturer produced Products at time of production and shipped in accordance with this Agreement. The maximum total Purchaser credit to be extended by Manufacturer shall not exceed $500,000.00.

         7.2 Purchaser's (i) failure to make payments to Manufacturer when due under this Agreement or any other agreement between Purchaser and Manufacturer, or (ii) failure to perform any other material obligation under this Agreement or any other agreement between Purchaser and Manufacturer, shall constitute a material breach of this Agreement. In such event, Manufacturer shall have all remedies available at law or in equity, including the right of termination.

         7.3 Without limiting the foregoing, Manufacturer shall have the right to immediately suspend the manufacturing of Purchaser's products in the event Purchaser fails to make payments to Manufacturer when due under this Agreement, until payment is received, and thereafter to demand payment in advance for any Products until Purchaser has paid all past due amounts, but may otherwise terminate this Agreement only upon written notice, delivered to Purchaser thirty (30) days prior to such anticipated termination date. Purchaser shall have the period from the date of Manufacturer's written termination notice through the thirty (30) day notice period to cure any default under this Agreement.

8.       WARRANTIES

         8.1 Each party hereto warrants and represents to the other party that this Agreement has been duly authorized, executed and delivered and that the performance of its respective obligations hereunder does not conflict with any order, law, rule or regulation or any agreement or understanding by which such party is bound.

         8.2      Manufacturer warrants and represents that:

                  8.2.1 Each shipment of Products shall be manufactured, packaged, stored prior to shipment, and otherwise prepared for shipment in accordance with the specific formulas, formulation procedures and specifications therefor or as otherwise agreed to by Purchaser and Manufacturer in writing;

                  8.2.2 It shall assume full liability and responsibility for compliance with federal, state, municipal and local laws, ordinances and regulations governing the manufacture and manufacturing record keeping of all Products manufactured by it for Purchaser;

                  8.2.3 It shall, during the terns of this Agreement and for a period of three (3) years thereafter, maintain an insurance policy in an amount of not less than $2,000,000, which policy shall (i) be issued by a reputable, financially stable, unaffiliated third party insurance company, (ii) name Purchaser, as an additional insured thereunder in accordance with its Broad Form Vendor Endorsement for Product Liability attached as Exhibit C hereto, (iii) provide that thirty days' notice shall be given to Purchaser prior to cancellation or material modification of such coverage.

         8.3      Purchaser warrants and represents that:

                  8.3.1 It shall, at its own cost and expense, assume full liability and responsibility for ensuring that all Products manufactured by Manufacturer and supplied to Purchaser have been evaluated for merchantability, safety, fitness for purpose, and performance effectiveness;

                  8.3.2 It shall assume full liability and responsibility for compliance with federal, state, municipal and local laws, ordinances and regulations governing labeling, advertising, publishing of claims or statements of any nature, and storing of the Products produced by Manufacturer and supplied to Purchaser;

                  8.3.3    It shall maintain, during the term of this Agreement:

                           1. Insurance of the materials stored in the Storage Space covering against the perils of fire, windstorm and extended coverage and/or other perils customarily insured under "All Risk" insurance.

                           2. Public liability insurance, under which Purchaser and Manufacturer are named as insureds, insuring against claims for personal injury, death and property damage arising on or about the Storage Space, which relate to Purchaser's properly. Said insurance shall be written with annual limits of liability of not less than One Million Dollars ($1,000,000.00) combined single limit for bodily injury and property damage arising out of any one occurrence, and One Million Dollars ($1,000,000.00) in the aggregate. Purchaser agrees to deliver to Manufacturer, prior to occupancy, a certificate of insurance naming Manufacturer as an additional insured. Purchaser's liability policy shall require thirty (30) days written notice to Manufacturer before cancellation can be affected.

                                    Manufacturer shall exercise such care in regard to Purchaser's property as a reasonably careful person, owning similar goods, would exercise under like circumstances. Neither the Manufacturer nor the Purchaser shall be liable to the other for loss arising out of damage to or destruction of each other's property, from causes which would normally be covered by "all risk" causes extended coverage insurance, regardless of whether such damage or destruction is the result of negligence or carelessness on the part of either Purchaser or Manufacturer or its respective agents, servants or employees. Manufacturer and Purchaser agree that the agreements provided have been determined in contemplation that each party shall, at its owls expense, carry its owls insurance against such risks and that the Manufacturer and Purchaser shall each look only to its own insurance for indemnity against such damage. The property insurance policies procured by Manufacturer and Purchaser hereunder shall each contain a waiver of any right of subrogation against the other.

9.       INDEMNIFICATION

         9.1 Subject to Section 6.7 hereof, Manufacturer shall indemnify and hold harmless Purchaser and its employees, officers, directors, shareholders and agents (each a "Purchaser Indemnified Party") from and against any and all claims, liability, loss, damages, costs, and expenses (including reasonable attorneys' fees) which a Purchaser Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (a) any breach by Manufacturer of any representation, warranty or covenant hereunder, including without limitation, the breach of Manufacturer's warranties set forth in paragraph 9 above, and (b) the manufacture; storage and handling of any Products prior to Manufacturer's delivery to the Storage Space or common carrier. This indemnity provision shall survive for no longer than three (3) years following termination of this Agreement.

         9.2 Purchaser shall indemnify and hold harmless Manufacturer and its employees, officers, directors, shareholders and agents (each a "Manufacturer Indemnified Party") from and against any and all claims, liability, loss, damages, costs, and expenses (including reasonable attorneys' fees) which a Manufacturer Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (a) any breach by Purchaser of any representation, warranty or covenant hereunder, including without limitation, the breach of Purchaser's warranties set forth in paragraph 9 above, and (b) Purchaser's acts or omission in connection with evaluating merchantability, safety, fitness for purpose, performance effectiveness, labeling, advertising, publishing of claims or statements of any nature, or storing of the Products manufactured by Manufacturer and supplied to Purchaser. This indemnity provision shall survive for no longer than three (3) years following termination of this Agreement.

         9.3 The indemnifying party shall have the right and obligation to defend any such suit or claim unless, in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business, operations or assets of the indemnified party, in which event the indemnified party may participate in the defense of such suit or claim at its sole cost and expense.

10. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

11. Each of the parties to this Agreement shall execute and deliver such additional documents and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties to this Agreement and the Exhibits hereto.

12. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provisions to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforceable to the fullest extent permitted by law.

13. This Agreement shall be assignable by Purchaser, but only if Purchaser provides Manufacturer, not less than sixty (60) days in advance, written notice of its intent to assign; such advance written notice must include appropriate details about the potential assignment, including the name, address and telephone number of the assignee, together with other customary information. Notwithstanding the foregoing, any successor or assign shall be subject to credit terms appropriate to such successor or assign, as determined in the sole judgment of Manufacturer, and Manufacturer shall have no obligation to extend credit terms similar to those contained herein. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

14. This Agreement shall be governed and construed and interpreted in accordance with the laws of the State of Minnesota.

15. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No remedy shall be deemed to be a limitation on the amount or measure of damages resulting from any breach of this Agreement, The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

16. In the event of litigation between the patties with respect to this Agreement, the performance of the parties' respective obligations hereunder or the effect of a termination under this Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys' fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 17 shall survive termination of this Agreement.

17. In the event of any dispute between the parties relating to or arising out of this Agreement or any party's performance hereunder, the parties agree that such dispute shall be resolved by means of binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association in accordance with this Section and to the extent applicable and not inconsistent herewith, the Minnesota Rules of Civil Procedure and the Federal Arbitration Act. Judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In all cases where the amount in controversy does not exceed in the aggregate 850,000.00 the number of arbitrators shall be one; otherwise, the number of arbitrators shall be three. The arbitration shall be held in Hennepin County, Minnesota or such other place as may be agreed upon at the tune by the parties to the arbitration. In rendering the award, the arbitrator(s) shall determine the rights and obligations of the parties according to the substantive and, to the extent not inconsistent herewith, procedural laws of the State of Minnesota. In the event of a dispute and arbitration hereunder, each party shall have the rights to discovery afforded in Minnesota Rules of Civil Procedure, provided that in addition thereto and notwithstanding said rules, each party will be entitled to take the deposition of two (2) persons for discovery purposes. Upon the request of a party, the arbitration award shall specify the factual and legal basis for the award. The prevailing party in the arbitration proceeding shall be entitled to recover its reasonable expenses, including the cost of the arbitration proceeding, and reasonable attorneys' fees.

18. If an act of government, war conditions, fire, storms floods, labor trouble, act of God or other circumstance beyond the reasonable control of a party prevents that party from performing in accordance with the provisions of this Agreement, such non-performance shall be excused and shall not be considered a breach or default so long as the said condition prevails; provided, however, that such party shall use commercially reasonable efforts to remedy such condition as quickly as possible.

19. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Purchaser and Manufacturer as follows:

         Purchaser:                 Lamaur Corporation
                                    Attention: John D. Hellmann
                                    5601 East River Road
                                    Fridley, MN 55432-6198
                                    Fax: 612-572-2885

         With a copy to:            Eric H. Galatz
                                    Leonard, Street and Deinard, P.A.
                                    150 South Fifth Street, Suite 2300
                                    Minneapolis, MN 55402
                                    Fax: 612-335-1657

         And:                       Howard Clowes
                                    Gray Cary Ware Freidenrich
                                    139 Townsend Street, Suite 400
                                    San Francisco, CA 94107
                                    Fax: 415-836-9220

         Manufacturer:              Tiro Industries, Inc.
                                    2700 East 28th Street
                                    Minneapolis, MN 55406
                                    Fax: 612-722-1464

         With a copy to:            Richard E. Poston
                                    1314 Marquette Avenue, Suite 805
                                    Minneapolis, MN 55403-4121
                                    Fax: 612-317-1042

         and:                       John B. Winston
                                    Winston Law Office
                                    4420 IDS Center
                                    80 South Eighth Street
                                    Minneapolis, MN 55402
                                    Fax: 612-338-6351

Notices shall be deemed properly delivered and received when and if either (i) personally delivered; (ii) delivered by Federal Express or other overnight courier; (iii) on the first business day following transmission by facsimile to the number indicated; or (iv) two (2) business days after being deposited in the U.S. mail, by registered or certified mail, return receipt requested, postage prepaid.

         IN AGREEMENT, the parties have executed this Agreement as of _______________________, 1999.

         TIRO INDUSTRIES                      THE LAMAUR CORPORATION


         By:      /s/ W.R. Hlavac             By:    /s/ John D. Hellman
            ---------------------------          -----------------------------
         Name: W.R. Hlavac                    Name: John D. Hellman
              -------------------------            ---------------------------
         Title: Exec. V. Pres.                Title: Vice President
               ------------------------             --------------------------

                                    EXHIBIT A
                                    ---------

FILL & PACK FEE (Covers manufacturing overhead plus any Manufacturer profit):
- ---------------

                            Gross Price       Discount        Net Price
                            -----------       --------        ---------

         6-Pack Cases           ***               ***             ***

         12-Pack Cases          ***               ***             ***

         24-Pack Cases          ***               ***             ***

         During the first year of the Agreement, the Net Price of the Fill & Pack Fee shall be available for all purchased cases up to that point where the sum of the number of cases of each pack size, times the respective discounts, equals $*** ("the Annual Discount Amount"). After such time, and until the beginning of the second year of the Agreement, the per case price shall be the respective Gross Price.

         During the second year of the Agreement, the Net Price of the Fill & Pack Fee shall again be available for all purchased cases up to that point where the sum of the number of cases of each pack size, times the respective discounts, equals $*** plus any unused portion of the prior year Annual Discount Amount. After such time, and until the beginning of the third year of the Agreement, the per case price shall be the respective Gross Price.

         During the third year of the Agreement, the Net Price of the Fill & Pack Fee shall again be available for all purchased cases up to that point where the sum of the number of cases of each pack size, times the respective discounts, equals $*** plus any unused portion of the prior Annual Discount Amounts. After such time, and until the end of the third year of the Agreement, the per case price shall be the respective Gross Price.

         Following the end of the Agreement Term, and then only for an additional one (1) year, Purchaser may again be entitled to the respective discounts on each pack-size, up to that point where the sum of the number of cases of each pack size, times the respective discounts, equals any unused portion of the prior Annual Discount Amounts. However, the Manufacturer shall have the right to reset the Gross Price following the end of Agreement Tern.

         In no event may any unused portion of the Annual Discount Amount remaining at the end of the Agreement Term be transferable; such unused portion being only available to the Purchaser, and then only for a period of one (1) year following the end of the Agreement Term.

         This pricing applies to all unit sizes up to and including 32 oz.
         sizes.

         This pricing only applies to the Products.

DIRECT LABOR
- ------------

         For the first 12 months of the Agreement, direct labor shall be charged at those standard labor amounts supplied by Purchaser in its bills of material (which amounts do not include a loss factor), plus *** (***%).

PACKAGING MATERIALS
- -------------------

         Purchaser shall provide all packaging materials.

         Purchaser shall provide all shrink-wrap for pack-offs.

CHEMICALS
- ---------

         Chemicals shall be charged to Purchaser at actual purchase price, plus ***% , plus freight.

SUB-CONTRACTED SERVICES
- -----------------------

         Sub-contracted services required for any manufacturing shall be passed through to Purchaser at Manufacturer's cost.